Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of Livewire Ergogenics, Inc. ("the Company") of our report dated April 14, 2014 with respect to the consolidated balance sheets at December 31, 2013 and 2012 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the Company for the years then ended included in the Company's Annual Report on Form 10-K.

/s/ RBSM LLP
New York, NY
April 23, 2014